Exhibit 99.1

NEWS RELEASE

Cardtronics Announces Leadership Transition

Rathgaber to Retire at End of 2017; West Named New CEO

HOUSTON and LONDON, Aug. 21, 2017 — Cardtronics plc (Nasdaq: CATM), the world’s largest ATM owner / operator, announced today that, as the culmination of its Board of Directors’ long-term succession plan, Chief Executive Officer Steven A. Rathgaber, 64, will retire from his CEO and Director roles effective December 31, 2017. Edward H. West, 51, presently Cardtronics’ Chief Financial Officer and Chief Operations Officer, will succeed Rathgaber as CEO and join the board as a Director.

Rathgaber will work through a transition of the CEO role to West at the end of 2017. A search is underway for a new Chief Financial Officer to replace West, who will remain in his current position until a new CFO is appointed and will ensure an orderly transition of responsibilities.

“During Steve’s nearly eight years as CEO, he led a period of tremendous growth in terms of scale, geographic presence, operating infrastructure and organization,” said Dennis Lynch, chairman, Cardtronics Board of Directors. “He has positioned the company as the premier ATM platform provider in multiple markets around the world, preparing Cardtronics for its next stage of growth as the financial services industry continues to evolve. The building blocks are in place to drive the next leg of growth for Cardtronics, and Ed is the right CEO to lead the transformation of our industry and the company. This is the next step in an orderly succession planning process that has been underway with the board for the last two years.”

“During this time of rapid change and complexities within the banking, financial services and payments industries, there is no better person to lead Cardtronics than Ed West,” said Rathgaber. “Ed is a dynamic leader whose vision is exactly what Cardtronics, its clients and shareholders need as the company enters its next period of solution innovation and growth.”

West is currently responsible for leading Cardtronics’ financial functions, planning, corporate development and consolidated global operations. He joined Cardtronics in January 2016, following a 25-year career in senior executive roles, including CEO and CFO, at a number of large public and private corporations, from an early stage technology firm to a Fortune 100 company, with experience in the financial services, education, technology and business services and aviation industries. West received the “CFO of the Year” award from Institutional Investor Magazine in 2012 and was previously named one of the “Top 40 Under 40” by CFO Magazine.

“Cardtronics has a unique combination of financial institution and retail relationships, global distribution scale and innovation focus, and I am honored to have the opportunity to lead the company,” said West. “The evolution of banking, payments and financial services creates vast opportunities for Cardtronics, and our future is bright. I look forward to working with the team to capitalize on these opportunities.”

Rathgaber joined Cardtronics in January 2010, following a 30+ year career in senior leadership positions with a number of organizations in the banking, financial services and payments industries. During his tenure, Rathgaber has transformed Cardtronics from a leading U.S. ATM deployer, with approximately 30,000 ATMs owned and operated, into the number one ATM specialist worldwide — providing services for nearly 237,000 ATMs in 11 countries on four continents. Over this period, annual transactions on the Cardtronics fleet have grown from 400 million annually to over 2 billion, while annual revenues have grown from less than $500 million to nearly $1.5 billion. Rathgaber has guided Cardtronics through 19 acquisitions during this period.

“Over the last two years, we have reconstituted our executive team with proven industry leaders that together form an extraordinary team,” said Rathgaber. “I take great comfort knowing that the company has such deep talent at its disposal to serve our clients and consumers around the globe. I am confident that Ed will continue to drive Cardtronics to new heights of growth and profitability.”

About Cardtronics (Nasdaq: CATM)

Making ATM cash access convenient where people shop, work, and live, Cardtronics is at the convergence of retailers, financial institutions, prepaid card programs, and the customers they share. Cardtronics provides services to approximately 237,000 ATMs in North America, Europe, Asia-Pacific, and Africa. Whether Cardtronics is driving foot traffic for top retailers, enhancing ATM brand presence for card issuers or expanding card holders’ surcharge-free cash access, Cardtronics is convenient access to cash, when and where consumers need it. Cardtronics is where cash meets commerce.

Contact Information:

Media Relations Nick Pappathopoulos Director — Public Relations 832-308-4396 npappathopoulos@cardtronics.com	Investor Relations Phillip Chin EVP Corporate Development & Investor Relations 832-308-4975 ir@cardtronics.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This earnings release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and are intended to be covered by the safe harbor provisions thereof. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effect on Cardtronics and there can be no assurance that future developments affecting Cardtronics will be those that are anticipated. All comments concerning Cardtronics’ expectations for future revenues and operating results are based on its estimates for its existing operations and do not include the potential impact of any future acquisitions. Cardtronics’ forward-looking statements involve significant risks and uncertainties (some of which are beyond its control) and assumptions that could cause actual results to differ materially from its historical experience and present expectations or projections. Risk factors are described in Cardtronics’ 2016 Form 10-K, and those set forth from time-to-time in other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements contained in this earnings release, which speak only as of the date of this earnings release. Cardtronics undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

Cardtronics is a registered trademark of Cardtronics plc and its subsidiaries

All other trademarks are the property of their respective owners

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